EXHIBIT 10(u)

RETIREMENT AGREEMENT

This Retirement Agreement (together with its Exhibits which are an integral part hereof, the “Agreement”) is entered into on September 23, 2021 and effective on September 30, 2021 (the “Effective Date”) by and between Michael Hackney (“Mr. Hackney”) and Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”).

WHEREAS, Mr. Hackney is the Senior Vice President of Restaurant and Retail Operations for the Company;

WHEREAS, the Company and Mr. Hackney wish to arrange for Mr. Hackney’s orderly separation from the Company in a manner that fairly recognizes Mr. Hackney’s many contributions to the Company and in a manner that is mutually beneficial to the parties;

NOW, THEREFORE, in consideration of their respective concessions, releases and promises made hereunder, which consideration the parties acknowledge is adequate and sufficient for all purposes, and intending to be legally bound, the parties hereby agree as follows:

1.	Resignation and Continued Employment

a.
Mr. Hackney hereby resigns as the Company’s SVP of Restaurant and Retail Operations and as an officer of the Company and each of its subsidiaries effective as of the Effective Date.  Notwithstanding the foregoing, Mr. Hackney shall remain an employee of the Company until the earlier of (i) thirty days after the date on which Mr. Hackney notifies the Company that he no longer wishes to provide services hereunder, or (ii) January 28, 2022 (i.e., the last day of the second quarter of the Company’s 2022 fiscal year) (the “Employment Term”).

b.
During the Employment Term, Mr. Hackney will (i) support the training and onboarding of any individual(s) identified by the Company to serve as Mr. Hackney’s permanent or temporary replacement, and otherwise help to ensure a smooth transition of responsibilities thereto; (ii) perform such activities as the Company’s Chief Executive Officer may assign him from time to time; and (iii) promptly sign and deliver all documents and forms that the Company may require or request to remove Mr. Hackney as an officer and director of the Company and each of its subsidiaries, as well as from their respective licenses, applications, registrations, subscriptions, accounts and filings as expeditiously as possible.  Mr. Hackney may not accept other employment during the Employment Term that would materially interfere with his ability to discharge the foregoing responsibilities.

c.
During the Employment Term, (i) the Company shall pay Mr. Hackney (A) all unpaid salary for services rendered prior to the Effective Date; (B) the amount of any long term incentive awards previously issued to Mr. Hackney under any Company incentive compensation plan, to the extent that such awards actually vest or are otherwise payable prior to the expiration of the Employment Term pursuant to the terms under which such awards were granted and otherwise pursuant to the terms of such plans; and (C) a gross amount of $5,000 per month for services rendered during the Employment Term; and (ii) Mr. Hackney shall be entitled to participate in all health, welfare and financial savings benefits plans in which he is or has enrolled pursuant to the respective terms of such plans.  All of the foregoing shall be paid in accordance with the normal payroll practices of the Company, and subject to all applicable taxes, withholdings and employee contributions.

EXHIBIT 10(u)

2.	Severance Agreement

a.
At the conclusion of the Employment Term, Mr. Hackney’s separation from service hereunder shall constitute a “Qualifying Termination” of Mr. Hackney’s employment under that certain Severance Agreement of May 25, 2018 between the Company and Mr. Hackney (“Severance Agreement”).  Upon Mr. Hackney’s execution of the Release specified in Exhibit B of the Severance Agreement (or such other similar release satisfactory to the Company), Mr. Hackney shall be entitled to all payments and other benefits, and shall be subject to all obligations, as specified in the Severance Agreement, provided, however, that the “Severance Payment Period” under the Severance Agreement shall be 12 months, in recognition of Mr. Hackney’s final status as Senior Vice President of the Company.  For the avoidance of doubt, the base salary used to calculate Mr. Hackney’s severance payments under the Severance Agreement shall be his base salary in effect immediately prior to the Effective Date.

b.
The Company will reimburse Mr. Hackney for any unpaid reimbursable expenses he may have incurred prior to the conclusion of the Employment Term that were incurred and that are reported and submitted in accordance with the Company’s expense policies, provided, however, that the Company will have no obligation to reimburse Mr. Hackney for any amounts submitted more than thirty (30) days following the Employment Term. Mr. Hackney specifically authorizes Cracker Barrel to withhold any amounts that Mr. Hackney owes to the Company upon or following the Employment Term from any payments owing under this Agreement.

c.
The payments of money and benefits through the end of the Employment Term under Section 1(c), the payment of severance under the Severance Agreement in accordance with the terms thereof, and the reimbursement of expenses in accordance with Section 2(b), are the only payments and benefits to which Mr. Hackney shall be entitled under this Agreement or otherwise in connection with his employment.  Without limiting the foregoing, Mr. Hackney shall have no right to receive any payment in respect of past or future vacation periods (and hereby acknowledges that he has no untaken past vacation as of the Effective Date), any portion of his bonus in respect of FY22 under the Company’s Fiscal 2022 Annual Bonus Plan, or any equity or other long term incentive awards issued to him other than those which actually vest during the Employment Term.

3.	Litigation Assistance

Until the conclusion of the Employment Term and indefinitely thereafter Mr. Hackney will continue to cooperate as reasonably requested from time to time in Cracker Barrel’s defense of litigation instituted by any private party (but specifically excluding Government Agencies, as defined below).  To that end, Mr. Hackney will not voluntarily provide any information or testimony concerning the Company or any subsidiary to a non-Government Agency absent a court order or subpoena compelling him to do so.  In the event Mr. Hackney receives such an order or subpoena, he further agrees to: (i) provide a copy of the order/subpoena to the Company’s General Counsel within 24 hours of receipt; (ii) oppose any such subpoena and/or allow the Company to oppose such a subpoena on him behalf; and (iii) cooperate with the Company in preparing for him testimony if and when it is compelled or requested by the Company and Mr. Hackney will testify truthfully in all matters, including on those occasions when he may be called upon by the Company to do so.  All reasonable costs incurred by Mr. Hackney in connection with him obligations under this Section will be reimbursed by the Company upon a timely request for reimbursement.

EXHIBIT 10(u)

4.	No Prohibitions Vis-à-vis Government Agencies

Nothing in this Agreement or the Severance Agreement or its associated Release will be interpreted as prohibiting Mr. Hackney from communicating with or participating in any administrative proceeding before the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the United States Department of Labor, or other federal, state or local law agency (“Government Agencies”).  Nothing in this Agreement is intended to limit Mr. Hackney’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Should any entity, agency, commission, or person file a charge, action, complaint or lawsuit against the Company or any subsidiary thereof based upon any of the claims otherwise released by Mr. Hackney herein, Mr. Hackney agrees not to seek or accept any relief or pecuniary benefit whatsoever resulting from such charge, action, complaint or lawsuit, other than an award for information provided to the SEC.

5.	Governing Law; Mediation and Arbitration

This Agreement will be interpreted under and governed by Tennessee law. Any and all disputes arising out of this Agreement will first be submitted to mediation by a private mediator mutually agreed upon by the parties, and, if necessary, thereafter to individual arbitration administered by the American Arbitration Association pursuant to its Employment rules and consistent with the ADR policy adopted by Cracker Barrel.  Cracker Barrel’s ADR policy is incorporated as if set forth fully herein.

6.	Entire Agreement

This Agreement and the Severance Agreement and its associated Release together represent the complete and integrated agreement of the parties with respect to its subject matter and replaces and supersedes all prior negotiations, understandings, discussions and agreements, whether oral or written, between them.

EXHIBIT 10(u)

7.	Miscellaneous

This Agreement may not be amended, and the rights and obligations of the parties hereunder may not be assigned or delegated, except by the written agreement of the parties in each instance, and any waiver by a party of its rights hereunder must be in writing and will serve only as a waiver in such instance.  Headings used herein shall not affect the interpretation of this Agreement and are for convenience only.  No provision of this Agreement shall be interpreted against either party by reason of that party having drafted the same.  This Agreement may be signed in counterparts through the exchange of electronic signatures or signatures exchanged as PDF files, which will have the effect of original signatures for all purposes.

[The remainder of this page has been left blank intentionally.  Signature page follows.]

EXHIBIT 10(u)

[Signature Page to Retirement Agreement]

/s/Michael T. Hackney	Date:	September 23, 2021
Michael T. Hackney

CRACKER BARREL OLD COUNTRY STORE, INC.

/s/Richard M. Wolfson	Date:	September 23, 2021
Richard M. Wolfson, Senior Vice President,
General Counsel and Secretary